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SUMMIT MEDICAL SYSTEMS, INC.                                        EXHIBIT 11.1
Computation of Earnings Per Share
(Unaudited)

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                                                          Three Months Ended                Six Months Ended
                                                               June 30,                         June 30,
                                                       ------------------------         ------------------------
                                                            1996        1995                 1996        1995
                                                       ------------------------         ------------------------
PRIMARY EARNINGS PER SHARE:
  Weighted average shares outstanding                    7,544,538   3,268,908            7,535,926   3,266,155
  Net effect of dilutive stock options--based
   on the treasury stock method                            740,531         -                    -           -
SAB No. 83 shares--for stock options granted
  at exercise prices less than the 12 months
  preceding the initial public offering
  using the treasury method                                    -       115,524                  -       115,524
                                                       ------------------------         ------------------------
                                                         8,285,069   3,384,432            7,535,926   3,381,679
                                                       ========================         ========================
  Net income (loss)                                     $  247,469  $  686,786           $  (33,336) $ (987,223)
                                                       ========================         ========================
  Net income (loss) per share                           $     0.03  $    (0.20)          $      -    $    (0.29)
                                                       ========================         ========================

FULLY DILUTED EARNINGS PER SHARE:
   Weighted average shares outstanding                   7,544,538   4,335,564            7,535,926   4,332,811
   Net effect of dilutive stock options--based
    on the treasury stock method                           632,858                              -
   SAB No. 83 shares--for stock options granted
    at exercise prices less than the 12 months
    preceding the initial public offering
    using the treasury method                                  -       115,524                  -       115,524
                                                       ------------------------         ------------------------
                                                         8,177,396   4,451,088            7,535,926   4,448,335
                                                       ========================         ========================
    Net income (loss)                                   $  247,469  $  686,786           $  (33,336) $ (987,223)
                                                       ========================         ========================
    Net income (loss) per share                         $     0.03  $    (0.15)          $      -    $    (0.22)
                                                       ========================         ========================
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